Exhibit 99.1

Trans World Corporation Announces Substantial Year Over Year Earnings Increase of 36% for 2008

Fiscal 2008 Versus Fiscal 2007:

  Revenues Increased by 19%
  EBITDA Increased 36% to $5.9 million
  Net Income Increased 36% to $3.7 million, or $0.42/fully diluted share

NEW YORK--(BUSINESS WIRE)--March 3, 2009--Trans World Corporation (“TWC” or the “Company”) (OTC BB: TWOC), a premier owner and operator of casinos in Europe, today reported a 36.5% increase in net income for the year ended December 31, 2008 versus the same period for 2007. The Company’s net income was $3,704,000, or $0.42 per diluted share for fiscal 2008, up from $2,714,000, or $0.33 per diluted share for fiscal 2007.

As depicted in the following summary table, TWC posted double-digit, annual growth in key financial measurements.

(in thousands)	For the Years Ended December 31,

	2008	2007		Var $		Var %
	(unaudited)

Total Revenue	$36,424	$	30,491	$	5,933	19.5%
Gross Operating Profit	$16,750	$	13,823	$	2,927	21.2%
EBITDA from Operations	$8,109	$	6,477	$	1,632	25.2%
EBITDA (consolidated)	$5,928	$	4,346	$	1,582	36.4%
Net Income	$3,704	$	2,714	$	990	36.5%

These record earnings resulted mainly from 6.3% and 12.6% increases in live-game and slot game attendances, respectively. In addition, the earnings were enhanced by a two percentage point improvement in the live-game win percentage, while slot revenues per head showed a 15.6% increase. The Company’s double-digit improvements were largely due to its proven operational and aggressive marketing strategies and promotional events. EBITDA from Operations represents earnings before interest, taxes, depreciation and amortization for the European operating entities and surpassed $8.0 million in 2008, a 25.2% year over year increase.

For the three months ended December 31, 2008, EBITDA increased 52.1% to approximately $1.8 million, representing a 20.2% EBITDA margin, from an EBITDA of about $1.2 million, representing a 13.5% EBITDA margin, for the same quarter in 2007. For the three months ended December 31, 2008, the Company posted net income of nearly $1.3 million, or $0.14 per diluted share, a 79.3% increase from the $704,000, or $0.08 per diluted share, earned for the same quarter in 2007.

The per-share calculations in this release were based on fully diluted shares of 8,873,353 and 8,880,997 for the year and quarter ended December 31, 2008, respectively, and 8,321,503 for the comparable periods in 2007. Total assets increased to $50.7 million in 2008 from $43.1 million in 2007, for an increase of 17.6%. Stockholders’ equity improved to $32.3 million, or $3.64 per diluted share.

“We are very pleased with the revenue and profitability milestones achieved in 2008 versus 2007,” stated Rami Ramadan, CEO of Trans World Corporation. “We believe that this positive business momentum can be sustained through 2009, which will help us to weather the global economic crisis. Additionally, in January 2009, we opened our newest operating unit, Hotel Savannah, a four-star property connected to the Route 59 casino, which is also linked to a new, full-service spa and wellness center. The hotel, which is located 45-minutes driving distance north of Vienna, Austria, on the main highway to Prague, Czech Republic, has begun to attract new patrons to its facilities as well as to the Route 59 casino.”

Conference Call

TWC will host a conference call to discuss the Company's annual financial results for year ended December 31, 2008.

The conference call will take place at 4:30 p.m. EST on Monday, March 16, 2009. Anyone interested in participating should call 1-800-762-8779 if calling within the United States or 1-480-629-9041 if calling internationally, approximately 5 to 10 minutes prior to 4:30 p.m. Participants should ask for the Trans World Corporation 2008 Annual Financial Results conference call. There will be a playback available until March 30, 2009. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use the pass code 4016395 for replay.

For investors interested in listening to the call via webcast, the link is below:

http://viavid.net/dce.aspx?sid=00005F10

Additional information about TWC and its Czech subsidiary, American Chance Casinos, can be found at www.transwc.com or at www.american-chance-casinos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

TRANS WORLD CORPORATION
FINANCIAL HIGHLIGHTS
For the Three Months and Years Ended December 31, 2008 and 2007
(in thousands, except for share data)

	Years Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
	unaudited	audited	unaudited	unaudited

Revenues	$36,424	$30,491	$8,889	$8,751

COSTS AND EXPENSES:
Cost of revenues	19,674	16,668	4,463	5,048
Depreciation and amortization	1,428	1,192	299	281
Selling, general and administrative	10,822	9,477	2,629	2,521
	31,924	27,337	7,391	7,850

Income from operations	4,500	3,154	1,498	901

OTHER INCOME (EXPENSE):
Interest income	54	41	54	41
Interest expense	(817)	(401)	(258)	(155)
Foreign exchange gain (loss)	(2)	4	(1)	1
	(765)	(356)	(205)	(113)

Income before income taxes	3,735	2,798	1,293	788

Foreign income taxes	(31)	(84)	(31)	(84)

NET INCOME	$3,704	$2,714	$1,262	$704

Weighted average common shares outstanding:
Basic	8,851,480	8,209,678	8,859,124	8,209,678
Diluted	8,873,353	8,321,503	8,880,997	8,321,503

Earnings per common share:
Basic	$0.42	$0.33	$0.14	$0.09
Diluted	$0.42	$0.33	$0.14	$0.08

Selected Balance Sheet Information
as of December 31, 2008 and 2007

	December 31, 2008	December 31, 2007
	unaudited	audited

Total Current Assets	$5,155	$9,968
Total Assets	$50,657	$43,088
Total Current Liabilities	$8,635	$5,953
Total Long-term Liabilities	$9,708	$7,116
Total Stockholders' Equity	$32,314	$30,019

EBITDA Reconciliation

	Years Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
	unaudited	audited	unaudited	unaudited

NET INCOME	$3,704	$2,714	$1,262	$704
Add back: Interest expense, net	763	360	204	114
Add back: Foreign exchange gain (loss)	2	(4)	1	(1)
Add back: Foreign income taxes	31	84	31	84
Add back: Depreciation and amortization expense	1,428	1,192	299	281
EBITDA	$5,928	$4,346	$1,797	$1,182
EBITDA margin (EBITDA / Revenues)	16.3%	14.3%	20.2%	13.5%

CONTACT:
Trans World Corporation
Jill Yarussi
Manager of Corporate Communications
Phone: 212-983-3355
Fax: 212-983-8129
Email: jyarussi@transwc.com
Or
Alliance Advisors, LLC (public relations firm)
Thomas Walsh
Vice President
Phone: 212-398-3486
Fax: 212-599-4289
Email: twalsh@allianceadvisors.net